Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Waste Services, Inc.
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-116795) and Form S-8 (No. 333-117912) of Waste Services, Inc. of our report dated June 24, 2005, relating to the consolidated financial statements of Florida Recycling Services, Inc. which appear in this current report on Form 8-K/A.

BDO Seidman, LLP
Los Angeles, California

July 6, 2005